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EXHIBIT 11.  STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE
                                  (Unaudited)

                     Eli Lilly and Company and Subsidiaries

                                                                            Three Months Ended          Nine Months Ended
                                                                               September 30,              September 30,
                                                                            1999          1998          1999         1998
                                                                        -------------------------------------------------
                                                                            (Dollars in millions except per-share data)
 BASIC
 Net income......................................................       $  732.6      $  518.2      $1,934.7     $1,530.6

 Preferred stock dividends.......................................              -           (.2)          (.1)        (1.5)
                                                                        -------------------------------------------------
 Adjusted net income.............................................       $  732.6      $  518.0      $1,934.6     $1,529.1
                                                                        =================================================
 Average number of common shares outstanding.....................        1,084.1       1,091.6       1,088.9      1,096.9
 Contingently issuable shares....................................              -             -            .4           .4
                                                                        -------------------------------------------------
 Adjusted average shares.........................................        1,084.1       1,091.6       1,089.3      1,097.3
                                                                        =================================================
 Basic earnings per share........................................       $    .68      $    .47      $   1.78     $   1.39
                                                                        =================================================

 DILUTED
 Net income......................................................       $  732.6      $  518.2      $1,934.7     $1,530.6
 Preferred stock dividends.......................................              -           (.2)          (.1)        (1.5)
                                                                        -------------------------------------------------
 Adjusted net income.............................................       $  732.6      $  518.0      $1,934.6     $1,529.1
                                                                        =================================================
 Average number of common shares outstanding.....................        1,084.1       1,091.6       1,088.9      1,096.9
 Incremental shares - stock options and contingently
   issuable shares...............................................           16.3          26.6          19.1         27.6
                                                                        -------------------------------------------------
 Adjusted average shares.........................................        1,100.4       1,118.2       1,108.0      1,124.5
                                                                        =================================================
 Diluted earnings per share......................................       $    .67      $    .46      $   1.75     $   1.36
                                                                        =================================================
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Shares in millions.

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